Exhibit (h)(3)

Expense and Liability Management Agreement

This Expense and Liability Management Agreement (the “Agreement”) is entered into between Matthews International Fund, d/b/a Matthews Asia Funds (“MAF-US) for itself and on behalf of each of its series, and Matthews A Share Selections Fund, LLC (“MASSF”) for itself and on behalf of each of its series, each with a principal place of business at Four Embarcadero Center, Suite 550, San Francisco, CA, is effective as of July 31, 2014.

Recitals

a.	MAF-US is registered with the Securities and Exchange Commission (“SEC”) as an open-end investment company currently having 15 series (each a “Fund”), each of which is managed by Matthews International Capital Management, LLC (“Matthews”);

b.	MASSF is registered with the SEC as an open-end investment company currently having two series (each a “Sleeve”), each of which is managed by Matthews International Capital Management, LLC (“Matthews”);

c.	Each Sleeve is designed to have a single investor, which is required to be a Fund, or another account managed by Matthews;

d.	Certain Funds intend to invest in individual Sleeves;

e.	Each Sleeve is intended to have specific assets in which no other Sleeve is to have any right or claim, and specific liabilities for which no other Sleeve is to have any responsibility;

f.	MAF-US has reviewed the form of agreements to be entered into as of the date hereof between MASSF and certain of its service providers (each a “Service Provider”), including its custodian, administrator, and transfer agent; and

g.	The parties desire to enter into this agreement to manage and minimize the expenses and liabilities associated with the operation and administration of a Sleeve.

Agreement

In consideration of the acceptance of a Fund’s subscription to purchase shares of a Sleeve, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Notwithstanding any agreement between a Sleeve and any other party, MAF-US agrees, for itself and on behalf of each Fund that invests in a Sleeve, that such investing Fund shall, subject to the further terms of this Agreement, be liable for the payment of all fees and expenses (including any out of pocket expenses), and taxes, fines, penalties or interest with respect to such amounts): (i) arising out of or in connection with any service provided pursuant to any agreement between MASSF and a Service Provider for the benefit of the Sleeve from which that Fund has purchased shares; or (ii) otherwise incurred by a Sleeve (collectively “Expenses”). The parties understand and agree that Expenses may be accrued by a Fund and reflected in its NAV.

1.1.	To the extent that MASSF or a Sleeve pays any Expense, MAF-US agrees to cause the relevant Fund, shall upon demand, to promptly reimburse MASSF or such Sleeve therefor.

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2.	To the extent a Service Provider provides services to more than one Sleeve, the Expense shall be allocated by MASSF amongst the beneficiary Sleeves on a fair and equitable basis (such bases may include, where appropriate, assets under management, number of accounts, relevant holdings, relevant transactions, or any other method appropriate in the circumstances).

2.1.	MASSF shall develop a methodology for allocating routine and recurring Expenses and shall, upon request of MAS-US, provide such procedures and any work papers or other supporting material necessary or appropriate to support the allocation of any Expense.

2.2.	MASSF shall, upon request by MAS-US, make periodic presentations to the Board of Trustees of MAF-US with respect to its allocation methodology or the allocation of Expense.

3.	The parties acknowledge that an Expense or a potential Expense may arise from, be in connection with, or otherwise not be apparent until after, a complete redemption of shares of a Sleeve by an investing Fund. In such circumstances:

•	MAF-US agrees that if, in the reasonable judgment of MASSF, a liability should be accrued for any such Expense, that MAF-US will cause the Fund investing in such Sleeve (or that formerly invested in such Sleeve) to accrue for the liability until such time as MASSF determines that such accrual is no longer appropriate; and

•	The parties acknowledge that a Fund may be required to maintain an accrual under this Section for periods following a complete or partial redemption of shares of the Sleeve held by it.

3.1.	The parties agree that in the event that MASSF or a Sleeve is or becomes, in its reasonable judgment, required to pay any amount to any third-party for any such Expense (whether or not a MAF-US or any Fund has accrued a liability therefor), the Fund shall, upon the demand of MASSF, either (i) pay such amount to such third-party; or (ii) pay to MASSF or the relevant Sleeve an amount equal to such Expense.

4.	MAF-US shall pay any Expense in the manner and at the times required by any applicable agreement between MASSF and a Service Provider, and in conformity with any applicable law, rule or regulation. Upon the reasonable request of MASSF, MAF-US shall provide evidence to MASSF that it has paid any Expense as required by this Agreement

5.	Miscellaneous

5.1.	This Agreement shall be governed by and construed in accordance with the laws of the State of California (other than any laws related to conflict of law), and the parties irrevocably consent to the jurisdiction of the courts of the State of California.

5.2.	The parties acknowledge that they may, from time to time, enter into an agreement with a Service Provider specifically acknowledging that MAF-US shall be responsible for the payment of fees and expenses associated with services provided by such Service Provider. To the extent that any term of any such agreement is inconsistent with any term of this Agreement, such agreement directly with a Service Provider shall prevail. Except as provided in the previous sentence, this Agreement supersedes any and all other Agreements, either oral or in writing, between the parties hereto with respect to the subject matter of this Agreement, and that this Agreement contains all of the covenants and agreements among the parties with respect to such employment. Each party acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party or anyone acting on behalf of a party which is not embodied herein, and that no other agreement, statement, representation, inducement or promise not contained in this Agreement shall be valid or binding.

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5.3.	Any modification, waiver or amendment of this Agreement will be effective only if it is in writing and signed by the party to be charged.

5.4.	This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

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IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the date first set forth above.

Matthews International Funds (d/b/a Matthews Asia Funds)		Matthews A Share Selections Fund, LLC

By:		By:
Name:	Shai Malka	Name:	John P. McGowan
Title:	Treasurer	Title:	Vice President

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